Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

December 31, 2008

Company(1)	Organized Under Laws of	Percent of Voting Securities Owned(2)
CDS Engineering BV	The Netherlands	100%
FMC Kongsberg Holding AS	Norway	100%
FMC Kongsberg International A.G.	Switzerland	100%
FMC Kongsberg Services Limited	England	100%
FMC Kongsberg Subsea AS	Norway	100%
FMC Production Services AS	Norway	100%
FMC Subsea Service, Inc.	Delaware	100%
FMC Technologies A.G.	Switzerland	100%
FMC Technologies AS	Norway	100%
FMC Technologies Australia Ltd.	Australia	100%
FMC Technologies B.V.	The Netherlands	100%
FMC Technologies Company	Canada	100%
FMC Technologies C.V.	The Netherlands	100%
FMC Technologies de Mexico, S.A. de C.V.	Mexico	100%
FMC Technologies do Brasil Ltda.	Brazil	100%
FMC Technologies Limited	England	100%
FMC Technologies Measurement Solutions, Inc.	Delaware	100%
FMC Technologies S.A.	France	100%
FMC Technologies Singapore Pte. Ltd.	Singapore	100%
FMC Technologies Pty Ltd.	South Africa	100%
FMC Wellhead Equipment Sdn. Bhd.	Malaysia	100%
PT FMC Santana Petroleum Equipment Indonesia	Indonesia	60%
Smith Meter G.m.b.H.	Germany	100%
Smith Meter Holding Ltd.	Delaware	100%

(1)	The names of various active and inactive subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. The Company is also a minority owner of certain other affiliates. These entities are not subject to inclusion in the determination of the Company’s significant subsidiaries.

(2)	Percentages shown for indirect subsidiaries reflect the percentage of voting securities owned by the parent as of December 31, 2008.